Asure Software Announces Board Member Resignation

AUSTIN, TX -- (Marketwire - June 05, 2009) - Asure Software (NASDAQ: ASUR) -- On June 1, 2009, Kathleen A. Cote resigned as a member of the Board of Directors of Forgent Networks, Inc. (d/b/a Asure Software). Kathleen sits on several other public company boards and her departure was due to emerging personal time conflicts. Kathleen has made a significant contribution to Forgent Networks and her presence will be missed.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties include those associated with continued listing of the Company's securities on the NASDAQ Capital Market.

Investor contacts:
Jay Peterson
512-437-2476
jay_peterson@asuresoftware.com

Media contact:
Lisa Flynn
512-437-2678
lisa_flynn@asuresoftware.com